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                             May 10, 2002


The Major Automotive Companies, Inc.
43-40 Northern Boulevard
Long Island City, New York 11101

Gentlemen:

            We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by The Major Automotive Companies, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 225,000 shares of the common stock of the Company, par value, $.01 per share (the "Shares"), which were issued pursuant to a Consulting Agreement between the Company and the selling shareholder listed in the Registration Statement.

            As special counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company were duly taken to authorize the issuance of the Shares, and that the Shares being registered pursuant to the Registration Statement are duly authorized, legally issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all references to this firm in the Registration Statement.

                                          Very truly yours,



                                          Feder, Kaszovitz, Isaacson, Weber,
                                          Skala, Bass & Rhine LLP


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